Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SMAAASH ENTERTAINMENT INC.

Smaaash Entertainment Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.    The name of the Corporation is Smaaash Entertainment Inc. The Corporation was originally incorporated under the name “I-AM Capital Acquisition Company”. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2017 (the “Original Certificate”). An amended and restated certificate of incorporation which restated and amended the provisions of the Original Certificate was filed with the Secretary of State of the State of Delaware on May 31, 2017 (the “Amended and Restated Certificate”). A second amended and restated certificate of incorporation which restated and amended the provisions of the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on August 16, 2017 (the “Second Amended and Restated Certificate”). A third amended and restated certificate of incorporation which restated and amended the provisions of the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on November 20, 2018 (the “Third Amended and Restated Certificate”).

2.           This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

3.           Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) as set forth herein.

4.           Article I of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is Simplicity Esports and Gaming Company.”

5.           This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, Smaaash Entertainment Inc. has caused this Certificate of Amendment to be signed by F. Jacob Cherian, a duly authorized officer of the Corporation, on January 2, 2019.

/s/ F. Jacob Cherian
F. Jacob Cherian
Co-Chief Executive Officer